IN THE UNITED STATES BANKRUPTCY COURT
FOR THE MIDDLE DISTRICT OF PENNSYLVANIA
HARRISBURG DIVISION



IN RE: NUCLEAR SUPPORT SERVICES, INC.
AND SUBSIDIARIES

CASE NOS. 95-01753 AND 95-01766 THROUGH 95-01771

DEBTORS IN POSSESSION	(CHAPTER 11)
JOINTLY ADMINISTERED UNDER CASE NO. 95-01767


DEBTORS AMENDED JOINT PLAN OF REORGANIZATION UNDER
CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE


					VINSON & ELKINS L.L.P.
					R. Glen Ayers, Jr.
					The Willard Office Building
					1455 Pennsylvania Avenue, N.W.
					Suite 700
					Washington, D.C.  20004-1008
					(202) 639-6757
					(202) 639-6604 - Fax



DATED:	April 24, 1996
HARRISBURG, PA



ARTICLE 1	1
DEFINITIONS	1
1.1	Administrative Claim	1
1.2	Allowed Claim	1
1.3	Allowed Contingent Claims	1
1.4	Allowed Priority Plan Contribution Claim	1
1.5	Allowed Priority Tax Claim	1
1.6	Allowed Priority Wage Claim	1
1.7	Allowed Trust Fund Tax Claim	1
1.8	Assets	2
1.9	Assumed Agreement	2
1.10	Banks	2
1.11	Bankruptcy Code	2
1.12	Bankruptcy Court	2
1.13	Bankruptcy Rules	2
1.14	Bar Date	2
1.15	Business Day	2
1.16	Cannon	2
1.17	Cash	2
1.18	Convenience Election	2
1.19	Chapter 11 Case or Cases	2
1.20	Chemical:  Chemical Bank	2
1.21	Chemical and Fidelity Revolving Loan or Revolver Agreement	2
1.22	Chemical DIP Loan Agreement	2
1.23	Chemical Prime Rate	2
1.24	Chemical and Fidelity Term Loan	3
1.25	Claim	3
1.26	Convenience General Unsecured Claim	3
1.27	Common Stock	3
1.28	Confirmation Date	3
1.29	Confirmation Order	3
1.30	Contingent Claim	3
1.31	Credit Agreement	3
1.32	Creditor	3
1.33	Creditors Committee	3
1.34	Debtors	3
1.35	Disputed Claim	3
1.36	Distribution Agent	3
1.37	Distribution Agent Charges	4
1.38	Distribution Date	4
1.39	Effective Date	4
1.40	Equity Interest	4
1.41	ERISA	4
1.42	Final Order	4
1.43	Fidelity	4
1.44	General Unsecured Claim	4
1.45	Health and Welfare Plans	4
1.46	Henze	4
1.47	IceSolv	4
1.48	IRS	4
1.49	Merger Transaction	4
1.50	Net Proceeds	4
1.51	NSS of Delaware	4
1.52	Nuclear Support	5
1.53	By-laws	5
1.54	Charter	5
1.55	Numanco	5
1.56	Pension Plan Claims	5
1.57	Person	5
1.58	Petition Date	5
1.59	Rejected Agreement	5
1.60	Reserved Claim	5
1.61	Retiree Benefits	5
1.62	Retirement Plans	5
1.63	Schedules	5
1.64	Secured Claim	5
1.65	Stockholder Actions	5
1.66	Subordinated Claim	6
1.67	Taxes	6
1.68	Unsecured Deficiency Claim	6
1.69	Other Definitions	6

ARTICLE 2	6
POOLING OF ASSETS AND LIABILITIESAND CANCELLATION OF
INTERCOMPANY CLAIMS	6
2.1	Pooling of Assets and Liabilities	6

ARTICLE 3	6
CERTAIN PROVISIONS RELATING TO PAYMENTOF ADMINISTRATIVE CLAIMS	6
3.1	Allowed Administrative Claims	7
3.2	Fees of Professionals	7
3.3	Effect	7

ARTICLE 4	7
PROVISIONS FOR PAYMENT OF PRIORITY CLAIMS, TRUST FUND
TAX CLAIMS AND OTHER CLAIMS	7
4.1	Allowed Priority Tax Claims	7
4.2	Other Allowed Priority Claims	7
4.3	Retirement Benefits	7
4.4 Pension Plan Claims	7
4.5	Trust Fund Taxes Claims	7
4.6	Miscellaneous Secured Claims	7
4.7	Effect	8

ARTICLE 5	8
DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES
OF CLAIMS AND EQUITY INTERESTS	8
5.1	Class 1 - Allowed Claims under the Chemical DIP Loan Agreement	8
5.2	Class 2 - Chemical and Fidelity Term Loan	8
5.3	Class 3 - Chemical and Fidelity Revolving Loan	8
5.4	Class 4 - Convenience General Unsecured Claims	8
5.5	Class 5 - General Unsecured Claims	8
5.6	[omitted]	9
5.7	Class 7 - Stockholders	9

ARTICLE 6.9
EXECUTORY CONTRACTS AND UNEXPIRED LEASES	9
6.1	Assumption of Certain Executory Contracts and Unexpired Leases	9
6.2	Rejection of Certain Executory Contracts and Unexpired Leases	9
6.3	Claims Based on Rejection of Executory Contracts and Unexpired Leases	9
6.4	Cure of Default Provisions	10

ARTICLE 7.10
ACCEPTANCE OR REJECTION OF THE JOINT PLAN;
EFFECT OF REJECTION BY ONE OR MORE CLASSES	10
7.1	Impaired Classes to Vote	10
7.2	Acceptance by Class of Creditors	10
7.3	Cramdown	10

ARTICLE 8	10
PROCEDURES FOR RESOLVING DISPUTED CLAIMS	10
8.1	Filing of Objections to Claims	10
8.2	Settlement of Disputed Claims	11
8.3	Payment or Distribution Upon Resolution of Disputed Claims	11

ARTICLE 9.	11
PROVISIONS COVERING DISTRIBUTIONS AND PAYMENTS	11
9.1	Making of Distributions and Payments	11
9.2	Delivery of Distributions; Unclaimed Property	11
9.3	Method of Payment	11
9.4	Payment Dues	11
9.5	Henze Pension Plans	12

ARTICLE 10.	12
MISCELLANEOUS PROVISIONS	12
10.1	Setoffs	12
10.2	Satisfaction of Subordination Rights	12
10.3	Exculpation	12
10.4	Modification of the Plan	13
10.5	Revocation of Plan	13
10.6	Classes Entitled to Vote	13
10.7	Post-Confirmation Fees of Professionals	13
10.8	Revesting of Assets: No Further Supervision	13
10.9	Modification of Payment Terms	13
10.10	Discharge of Debtors	13
10.11	Filing of Additional Documents	14
10.12	Compliance with Tax Requirements	14
10.13	Pre-Petition Litigation	14
10.14	Section Headings	14
10.15	Post-Confirmation Committee	15
10.16	 No Third Party Beneficiaries	15

ARTICLE 11	15
MEANS FOR IMPLEMENTATION ANDCONSUMMATION OF THE JOINT PLAN	15
11.1	Liquidation of Subsidiaries	15
11.2	Liquidation of Other Assets	15
11.3	Merger and Post-Confirmation Organization of Debtors	15
11.4	Post-Confirmation Management	15
11.5	Post-Confirmation Financing	16
11.6	[omitted]	16
11.7	Charter and By-Laws	16
11.8	Dedication of Assets	16
11.9   Releases of Liens	16

ARTICLE 12.	16
PROVISIONS FOR EXECUTION AND SUPERVISION OF THE PLAN	16
12.1	Retention of Jurisdiction	16
12.2	Implementation	17

ARTICLE 1

DEFINITIONS


As used in this Joint Plan, the following terms shall have the respective meanings specified below:

	1.1	Administrative Claim:  Any cost or expense of administration of the Chapter 11 Case allowed under section 503(b) of the Bankruptcy Code, except to the extent the holder of such Claim agrees to be treated differently including, but not limited to,
(i) any actual and necessary expenses of preserving the estate of any Debtor incurred during the Chapter 11 Case, (ii) any actual and necessary expenses of operating the business of any Debtor incurred during the Chapter 11 Case (iii) any indebtedness or obligations incurred or assumed by any Debtor in connection with the conduct of the business as a debtor-in-possession or for the acquisition or lease of property by, or for the rendition of services to, any Debtor as a debtor-in-possession,
(iv) obligations pursuant to executory contracts assumed by a Debtor pursuant to an order of the Bankruptcy Court,
(v) all payments of adequate protection ordered by the Bankruptcy Court, (vi) all allowances of compensation or reimbursement of expenses to the extent allowed by the Bankruptcy
Court, (vii) any Allowed Contingent Claims which a charges assessed against the estates of the Debtors under Chapter 123, title 28, United States Code (28 U.S.C. 1930).

	1.2	Allowed Claim:  Any Claim against a Debtor, proof of which
was filed on or before the date designated by the Bankruptcy Court as the last date for filing proofs of claims against the Debtors or, if no proof of claim is filed, which has been or hereafter is listed by the Debtors in this Schedules as liquidated in amount and not disputed or contingent and, in either case, a Claim as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by this Joint Plan, the Bankruptcy Code, the Bankruptcy Rules of the Bankruptcy Court.
A Disputed Claim shall be an Allowed Claim if, and only to the extent that, such Disputed Claim has been Allowed by a Final Order.
The term "Allowed", when used to modify a reference in this Joint
Plan to any Claim or class of Claims, shall mean a Claim (or any Claim in any such class), that is so Allowed, i.e., an Allowed
Secured Claim is a Claim that has been Allowed to the extent of the value, as determined by the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code, of any interest in property of the estate of a Debtor securing such Claim. Unless otherwise specified in this Joint Plan or in the Final Order of the Bankruptcy Court allowing such Claim, "Allowed Claim" shall not include interest on the amount of such Claim from and after the Petition Date. Super priority Claims, Administrative Claims,
Other Priority Claims and Priority Tax Claims are Allowed only to the extent that the Debtors recognize them as fixed, liquidated and Allowed and treat them as such on the Effective Date or to the extent that they are otherwise Allowed by a Final Order of the Bankruptcy Court.

	1.3	Allowed Contingent Claims:  A Contingent Claim which
becomes fixed and liquidated on or after the Confirmation Date
(i) by Final Order, whether by estimation, settlement or otherwise, or (ii) by Agreement.

	1.4	Allowed Priority Plan Contribution Claim:  Any Claim, to
the extent Allowed and entitled to priority in payment under section 507(a)(4) of the Bankruptcy Code.

	1.5	Allowed Priority Tax Claim:  Any Claim, to the extent Allowed and entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

	1.6	Allowed Priority Wage Claim:  Any Claim to the extent Allowed and entitled to priority in payment under section 507(a)(3) of the Bankruptcy Code.

	1.7	Allowed Trust Fund Tax Claim:  Any Allowed Claim, whether or not an Administrative Claim or an Allowed Priority Tax Claim, in respect of any Taxes for which any officer, director or employee of any Debtor has, is asserted to have, or may have, personal liability for the collection, accounting or payment to the relevant taxing authority.

	1.8	Assets:  Any and all property of the Debtors' estates within the meaning of Section 541 of the Bankruptcy Code.

	1.9	Assumed Agreement:  Each executory contract and unexpired
lease of a Debtor which in either case (i) has been assumed during the Chapter 11 Case prior to the Confirmation Date pursuant to a Final Order entered by the Bankruptcy Court (and not subsequently rejected pursuant to the Joint Plan), (ii) is to be assumed pursuant to the Plan, or (iii) is the subject of a motion to assume pending on the Confirmation Date, either without amendment, or with such amendments thereto as shall be agreed upon between the Debtor party thereto and the non-Debtor parties thereto.

	1.10	Banks:  Chemical and Fidelity.

	1.11	Bankruptcy Code:  The Bankruptcy Reform Act of 1978,
as amended, title 11, United States Code, as applicable to the Chapter 11 Case.

	1.12	Bankruptcy Court:  The unit of the United States District
Court for the District of Pennsylvania having jurisdiction over the Chapter 11 Case.

	1.13	Bankruptcy Rules:  The Federal Rules of Bankruptcy
Procedure and the local rules of the Bankruptcy Court, as applicable to the Chapter 11 Case.

	1.14	Bar Date:  The last day for filing proofs of claims in this case.
The Court has established March 15, 1996, as the Bar Date.

	1.15	Business Day:  Any day other than a Saturday, Sunday or
other day on which commercial banks in New York or Pennsylvania are authorized or required by law to close.

	1.16	Cannon:  On one of the Debtors, Oliver B. Cannon & Son, Inc.,
a Pennsylvania Corporation, Case No. 1-95-01753.

	1.17	Cash:  Cash and readily marketable securities or instruments including, without limitation, readily marketable direct obligations of the United States of America or agencies or instrumentalities thereof, time certificates of deposit issued by any bank, and commercial paper.

	1.18	Convenience Election:  With respect to a holder of a General
Unsecured Claim, the affirmative election to reduce the Claim to $900.00 for treatment as a Class 4 claim as provided in section
5.4 of the Joint Plan.

	1.19	Chapter 11 Case or Cases:  The cases under Chapter 11 of
the Bankruptcy Code in which the Debtors (as defined herein) are Debtors.

	1.20	Chemical:  Chemical Bank.

	1.21	Chemical and Fidelity Revolving Loan or Revolver Agreement:
That certain revolving loan extended under the Credit Agreement, under the terms of which the Debtors were obligated in the amount of approximately $8,543,000 as of the date of the Petitions.

	1.22	Chemical DIP Loan Agreement:  That certain Credit Agreement, dated September 20, 1995, among Chemical and the Debtors.

	1.23	Chemical Prime Rate:  The prime rate of interest which
Chemical announces from time to time.

	1.24	Chemical and Fidelity Term Loan:  That certain term
loan extended under the Credit Agreement, under the terms of which Debtors were obliged to the Banks in the approximate amount of $5,614,000 as of the date of the Petitions.

	1.25	Claim:  Any right to payment from any of the Debtors,
whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured arising at any time before the Effective Date or relating to any event that occurred before the Effective Date; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from any of the Debtors, whether disputed, undisputed, secured or unsecured.

	1.26	Convenience General Unsecured Claim:  Any General Unsecured
Claim paid pursuant to section 5.4 of this Joint Plan.

	1.27	Common Stock:  With respect to any Debtor, all of the
outstanding shares of common stock (or equivalent common equity security, however designated) in such Debtor.

	1.28	Confirmation Date:  The date upon which the Bankruptcy Clerk enters the Confirmation Order.

	1.29	Confirmation Order:  An order of the Bankruptcy Court, in
form and substance satisfactory to the Debtors, confirming the Joint
Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code.

	1.30	Contingent Claim:  A Claim which is either contingent or
unliquidated on or immediately before the Confirmation Date.

	1.31	Credit Agreement.  The Credit Agreement between the Debtors
and Chemical and Fidelity dated November 19, 1993, under the terms of which Chemical, as Agent for the Banks extended certain loans and letters of credit to Debtors including the Revolving and Term Loans.

	1.32	Creditor:  Any Person that holds a Claim against any of the Debtors.

	1.33	Creditors Committee:  The Official Committee of Unsecured
Creditors appointed in the Chapter 11 Case pursuant to section
1102 (a) of the Bankruptcy Code.

	1.34	Debtors:  Nuclear Support, Henze, Numanco, NSS of Delaware,
IceSolv, Cannon and Sline, including any such Debtor in its capacity as a debtor-in-possession pursuant to 1107 and 1108 of the Bankruptcy Code.

	1.35	Disputed Claim:  A Claim which is (a) the subject of a
timely objection interposed by the Debtors or any party in interest (including the Creditors Committee) in the Chapter 11
Case, if at such time such objection remains unresolved or (b) if no objection has been timely filed, a Claim which has been asserted in a timely filed proof of claim in an amount greater than that listed in the Debtors' Schedules as liquidated in amount and not disputed or contingent; provided, however, that the Bankruptcy Court may estimate a Disputed Claim for purposes of allowance pursuant to 502(c) of the Bankruptcy Code. The term "Disputed", when used to modify a reference in this Joint Plan to any Claim or class of Claims, shall mean a Claim (or any Claim in such a class) that is Disputed Claim as defined herein. In the event there is a dispute as to classification or priority of a Claim, it shall be considered a Disputed Claim in its entirety.
Until such time as a Contingent Claim becomes fixed and absolute, such Claim shall be treated as a Disputed Claim and not an Allowed Claim for purposes related to allocation and distributions under this Joint Plan.

	1.36	Distribution Agent:  NSS of Delaware or its successor in
interest or any such disbursing agent NSS of Delaware or its successor shall employ or appoint from time to time for the purpose of making distributions under this Joint Plan; any other person appointed under this Joint Plan to disburse funds to creditors and claimants, including the Committee.

	1.37	Distribution Agent Charges:  Any fees or expenses charged
by the Distribution Agents in this capacity as such.

	1.38	Distribution Date:  With respect to any Allowed Claim, each
date on which a payment is made with respect to such Allowed Claim.

	1.39	Effective Date:  The tenth (10th) Business Day after the date upon which the Debtors exit financing is funded by The Bank of New
York and the obligations owed by the Debtors to the Banks are paid in full; provided, however, the Debtors are authorized to close The Bank of New York exit financing transaction and fully staisfy the obligations owed to the Banks prior to the Effective Date.

	1.40	Equity Interest:  Any interest in any of the Debtors represented by any class or series of common or preferred stock issued by any Debtor prior to the Petition Date and any warrants, options, or rights to purchase any such common preferred stock.

	1.41	ERISA:  The Employee Retirement Income Security Act of 1974,
as amended.

	1.42	Final Order:  An order which is no longer subject to appeal, certiorari proceeding or other proceeding for review or rehearing, and as to which no appeal, certiorari proceeding, or other proceeding for review or rehearing shall then be pending.

	1.43	Fidelity:  First Fidelity Bank, N.A.

	1.44	General Unsecured Claim:  Any Claim, other than a Secured Claim,
Superpriority Claim, an Administrative Claim, an Allowed Priority Wage
Claim, an Allowed Priority Plan Contribution Claim, an Allowed Priority
Tax Claim, or a Pension Plan Claim.

	1.45	Health and Welfare Plans:  All plans and programs of the
Debtors providing for health and welfare benefits to employees of Debtor and their affiliates.

	1.46	Henze:  As one of the Debtors, Henze Services, Inc.,
a Georgia corporation, Case No. 1-95-01768.

	1.47	IceSolv:  One of the Debtors, IceSolv, Inc., a Pennsylvania
corporation, Case No. 1-95-016769.

	1.48	IRS:  The Internal Revenue Service.

	1.49	Merger Transaction:  The merger on the Effective Date of
Nuclear Support into NSS of Delaware and a Delaware Corporation formed or to be formed, to be named CANISCO Resources, Inc., all as contemplated by Section 11.3 of this Joint Plan.

	1.50	Net Proceeds:  The gross proceeds received from the sale,
lease, disposition, liquidation and collection of assets, less amounts actually incurred for (i) necessary and reasonable costs and expenses in connection with such sale, lease, disposition, liquidation or collection, including, but not limited to, attorneys' fees related thereto, and (ii) all liabilities, charges, Taxes, offsets and encumbrances required to be discharged with respect to such assets and in connection with the sale, lease, disposition, liquidation and collection thereof.

	1.51	NSS of Delaware:  One of the Debtors, NSS of Delaware, Inc.,
a Delaware corporation, Case No. 1-95-01771.

	1.52	Nuclear Support:  One of the Debtors, Nuclear Support
Services, Inc., a Virginia corporation, Case No. 1-95-0167.
The cases are jointly administered under this name and case number. As of the date of the Petitions, this company owned all of the stock of the other Debtors.

	1.53	By-laws:  The Corporate by-laws of one of the Debtors.

	1.54	Charter:  The Certificate of Incorporation of one of the Debtors.

	1.55	Numanco:  One of the Debtors, NSS Numanco, Inc., a Pennsylvania
corporation, Case No. 1-95-01770. The stock of Numanco was been sold to an unrelated third party prior to Confirmation. Numanco remains one of the Debtors and will be reorganized under this Plan.

	1.56	Pension Plan Claims:  Any Claims by or on behalf of any
Retirement Plan for contributions due from any Debtor.

	1.57	Person:  An individual, a corporation, a partnership, an
association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization or a government, governmental unit or any subdivision thereof or any other entity.

	1.58	Petition Date:  September 1, 1995, for Cannon; September 5, 1995
for all other Debtors.

	1.59	Rejected Agreement:  Each executory contract and unexpired
lease of a Debtor that is rejected pursuant to section 6.2 hereof.

	1.60	Reserved Claim:  All Disputed Claims as of the applicable
determination date in the full amount listed in the Schedules of the Debtors, as amended, unless a proof of claim was timely filed with respect to such Claim, in which case in the face amount of such proof of claim, or unless such Claim has been estimated by the Bankruptcy Court for the purpose of allowance pursuant to section 502(c) of the Bankruptcy Code, in which case in such estimated amount. Unless any particular order of the Bankruptcy
Court estimating a Claim provides otherwise, the amount so estimated shall apply both for voting purposes of computing Reserved Claims.

	1.61	Retiree Benefits:  Payments to any Person for the purpose
of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by any Debtor prior to the Petition Date.

	1.62	Retirement Plans:  All plans and programs of the Debtors
providing retirement benefits to employees or former employees of the Debtors and their affiliates.

	1.63	Schedules:  The respective schedules of assets and liabilities and any amendments thereto filed by the Debtors with the Bankruptcy
Court in accordance with section 521(1) of the Bankruptcy Code.

	1.64	Secured Claim:  A Claim to the extent of the value, as determined by the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code, of any interest in property of the Debtors' estate securing such Claim.
To the extent that the value of such interest is less than the amount of the Claim which has the benefit of such security, such Claim is an Unsecured Deficiency Claim unless, in any such case, the class of which such Claim is a part makes a valid and timely election under section 1111(b) of the Bankruptcy Code to have such Claim treated as a Secured Claim to the extent allowed.

	1.65	Stockholder Actions:  Any claims, litigations or action brought or that could have been or could be brought by or on behalf of stockholders of Nuclear Support or derivatively on behalf of Nuclear Support or any of its subsidiaries, arising out of or with respect to any action, event or omission occurring before the Effective Date.

	1.66	Subordinated Claim:  Any Penalty Claim and any Unsecured Claim
which (i) by its terms or by agreement is subordinated to the payment of any other General Unsecured Claim, (ii) is subordinated to the payment of another claim pursuant to any applicable provision of the Bankruptcy Code (including, without limitation, sections 510 and 509(c) thereof) or applicable non-bankruptcy law, (iii) is equitably subordinated to the payment of another Claim by a Final
Order of the Bankruptcy Court entered pursuant to section 510(c) of the Bankruptcy Code.

	1.67	Taxes:  All income, franchise, excise, sales, use, employment, withholding, property, payroll and other taxes, assessments, and governmental charges, together with any interest, penalties, additions to tax, fines, and similar amounts relating thereto, imposed or collected by any federal, state, local or foreign governmental authority.

	1.68	Unsecured Deficiency Claim:  A Claim by a Creditor arising
out of the same transaction as a Secured Claim to the extent that the value, as determined by the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code, of such Creditor's interest in property of the Debtors' estate securing such Claim is less than the amount of the Claim which has the benefit of such security as provided by section 506(a) of the Bankruptcy Code.

	1.69	Other Definitions:  Unless the context otherwise requires,
any capitalized term used and not defined herein or elsewhere in this Joint Plan but that is defined in the Bankruptcy Code or Bankruptcy
Rules shall have the meaning set forth therein. Wherever from the context it appears appropriate, each term stated in either of the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. The words "herein", "hereof", "hereto", "hereunder", and others of similar inference refer to this Joint Plan as a whole and not to any particular article, section, subsection, or clause contained in this Joint Plan.

ARTICLE 2.

POOLING OF ASSETS AND LIABILITIES
AND CANCELLATION OF INTERCOMPANY CLAIMS

	2.1	Pooling of Assets and Liabilities.

	(a) On the Effective Date, the assets and liabilities of the Debtors shall be pooled to the extent specified in this Joint Plan. Numancos assets are not pooled; its liabilities are pooled.
Except as otherwise provided in this Section 2.1(a), the legal rights and priorities of each Claim holder shall be treated as having a single recourse against such pooled assets. All Claim holders who have asserted a Claim against more than one of the Debtors arising from or related to the same underlying obligation ther the basis for the asserted several liabilities of such Debtors arises by contract, guarantee, or by operation of law, shall likewise be treated as having a single Claim against the assets of the pooled estate.

	(b) Except as specifically provided otherwise in this Section 2.1(b), on the Effective Date, as part of such pooling, each of the Debtors shall be deemed to have fully and finally compromised and settled all Claims against and Equity Interests in each other Debtor. However, in order to eliminate significant charges to the cash positions of the Debtors, as of the Effective Date, certain intercompany ordinary course payables and receivables of a type incurred and paid in the ordinary course of business during the Chapter 11 Case will be assumed by each and the Debtor. Such ordinary course intercompany Administrative Claims will not be canceled or extinguished as part of such pooling. As a result of giving effect to such pooling of assets and liabilities and such compromise and settlement, all Claims (other than those referred to in the preceding sentence) and Equity Interests of a Debtor against Effective Date and shall receive no distribution pursuant to this Joint Plan.

ARTICLE 3.

CERTAIN PROVISIONS RELATING TO PAYMENT
OF ADMINISTRATIVE CLAIMS

	3.1	Allowed Administrative Claims:  Each holder of an Allowed
Administrative Claim shall be paid in Cash, in full on the Effective
Date or upon such other terms as may be agreed to by the holder of such Claim and the Debtors. In the case of any Allowed Administrative Claim which has not been asserted on or before Confirmation Date, such Claim shall be (i) paid promptly in Cash upon allowance thereof
(whether by Agreement with the Debtors or Final Order of the Bankuptcy Court allowing such claim), or (ii) satisfied upon other terms as may be agreed to by the holder of such claims and the Debtors. Notwithstanding the above, Administrative Claims arising in the oridinary course of business from the operations of the Debtors' businesses shall be paid in the oridinary course of business.

	3.2	Fees of Professionals:  All fees and expenses of professionals to be paid as Administrative Claims shall be paid after approval of said fees and expenses by the Bankruptcy Court as provided in the Bankruptcy Code. The deadline for filing applications for payment of said fees and expenses shall be thirty (30) days after the Effective Date. Said application shall include fees and expenses incurred prior to the Confirmation Date and shall include fees and expenses incurred after the Confirmation Date for the preparation of such application. The payment of said fees and expenses shall be made in Cash on the tenth (10) day after the Order approving the payment becomes a Final Order or upon such other terms as may be agreed to by the holder of such Claim and the Debtors.

	3.3	Effect:  Such treatment is consistent with the requirements of the Bankruptcy Code and holders of the Claims addressed in this Article
3 are not entitled to vote on the Joint Plan. Pursuant to section 1123(a) of the Bankruptcy Code, such Claims are not designated as classes of claims for purposes of this Joint Plan.

ARTICLE 4.

PROVISIONS FOR PAYMENT
OF PRIORITY
CLAIMS, TRUST FUND TAX CLAIMS AND OTHER CLAIMS

	4.1	Allowed Priority Tax Claims:  Each Allowed Priority Tax Claim,
if any, will be paid in full in Cash on the Effective Date; provided, however, that the Debtors may elect to pay such claims through deferred
Cash payments over a period not exceeding six years after the date of assessment of such Claim, with simple interest accruing from the Confirmation Date as provided in the Bankruptcy Code or applicable tax statute. To the extent any taxing authority holds validly existing liens on any of the Assets, such liens shall remain in full force and effect and shall be discharged upon the completion of the payments contemplated herein.

	4.2	Other Allowed Priority Claims:  All Other Allowed Priority Claims,
if any, including Allowed Priority Wage Claims and Allowed Priority
Plan Contribution Claims shall be (i) paid in full in Cash on the Effective Date or (ii) paid in accordance with the provisions of the Bankruptcy Code.

	4.3	Retirement Benefits:  Retirement Benefits will be paid or otherwise satisfied in accordance with the provisions of 1114 and 1129(a)(13)
of the Bankruptcy Code.  These are not priority claims.

	4.4 Pension Plan Claims: This class consists of all Pension Plan Claims. All Pension Plan Claims will be paid in accordance with applicable non-bankruptcy law. All Retirement Plans will be retained or dissolved in accordance with applicable non-bankruptcy law.

	4.5	Trust Fund Taxes Claims:  All Allowed Trust Fund Tax Claims
against any Debtor shall be paid in full in Cash on the later of (i) the Effective Date or (ii) the date upon which they become due and payable, and any payment made to any taxing authority prior to or after the Effective Date with respect to any Allowed Claim relating to Texas, shall be applied first to any Allowed Trust Fund Tax Claim owing to such taxing authority.

	4.6	Miscellaneous Secured Claims:  All Claims confirmed by 11 U.S.C.
506 as secured claims, including rights of set off, which are not specifically treated by this Plan are to be considered unimpaired and unaffected and will retain all rights to payment, enforcement and collateral with no stay or process as of the Confirmation Date to the extent of any holder of a miscellaneous Secured Claim is not fully secured, any deficiency will be treated as an unsecured claim.

	4.7	Effect:  The Debtors believe the foregoing treatment is consistent with the requirements of the Bankruptcy Code and the holders of such Claims are not entitled to vote on the Joint Plan and as such are not designated as classes for purposes of this Joint Plan.


ARTICLE 5.

DESIGNATION OF AND PROVISIONS
FOR TREATMENT OF CLASSES
OF CLAIMS AND EQUITY INTERESTS

	This Joint Plan treats the assets and liabilities of the Debtors as pooled to the extent provided herein. References in this Article 5 to the "Debtors" shall be to the pooled estates of all of the Debtors. The classes of Claims against and Equity Interests in the Debtors are designated, and shall be treated, as follows:

	5.1	Class 1 - Allowed Claims under the Chemical DIP Loan Agreement
To the extent any sums are outstanding under the Chemical DIP Loan
Agreement, which has a maturity date of February 28, 1996, such sums will be paid in full in Cash on the Confirmation Date. Upon payment all liens will be released by Chemical.

	This class is not impaired.

	5.2	Class 2 - Chemical and Fidelity Term Loan
This class represents the fully secured claims of Chemical and Fidelity under the Term Loan. This class will be paid in full, on or before the Effective Date, including accrued interest at the non-default rate, reasonable attorneys fees and expenses.
Any disputes concerning accrued interest or fees or expenses may be resolved by the Court. Upon payment, all liens will be released.

	This class is not impaired.

	5.3	Class 3 - Chemical and Fidelity Revolving Loan
This class represents the fully secured claim of Chemical and Fidelity under the Revolving Loan. This claim will be paid in full on or before the Effective Date, including accrued, non-default interest and reasonable attorneys' fees and expenses. To the extent the Debtors and Chemical and Fidelity cannot agree on any particular component of this Claim, subject to applicable U.S. Trustee review, any such component in dispute will be determined by the Court. Pending resolution of any dispute, the disputed sums will be held subject to the Bank's liens. Upon payment in full of principal and interest due on the Revolving Loan, the liens of Chemical and Fidelity securing the Revolving Loan shall be released.

	This class is not impaired.

	5.4	Class 4 - Convenience General Unsecured Claims
This class consists of all unsecured claims valued at $900.00 or less and the unsecured claims of any creditor greater than $900.00 that elects in writing to reduce its claim to $900.00. The claims in this class will be paid in full within ninety (90) days of the Effective Date. Claimants making the convenience claims election shall do so by marking the appropriate entry on the Ballot.

	This class is impaired and will vote on the Plan.

	5.5	Class 5 - General Unsecured Claims:  This class consists of the claims of all unsecured creditors including but not limited to trade creditors and any persons or entities that have asserted or have a right or reason to assert all types of  damage claims or breach of contract claims against the Debtors, including Henze and Numanco
(this class includes all persons who have manifested any evidence of any work related disease or injury or hold any other employment related claim).  These claims will be paid as follows:
	(a)	All Allowed Class 5 claims will be increased by 2% per annum from the date of the filing through the Confirmation Date;
	(b)	Class 5 Claims will be paid over a two- and one-half (2-1/2)
year period in quarterly installments with interest at 2% per annum;
	(c)	Class 5 will administer claims payments to Classes 4 and 5 and
will receive $30,000 per quarter 		to defray administrative costs;
	(d)	any late payment of a quarterly payment will incur a five percent
(5%) penalty (5% of the payment then due); the Class 5 creditors must give notice of the late payment and the Reorganized Debtors shall have thirty (30) days to cure any late payment without penalty; and,
	(e)	the Committee will continue post-confirmation, but any post-
Confirmation Date expenses and fees for the Committees professionals will be paid by the Class 5 creditors.

	Should the Debtors default upon a payment due to the Class 5 creditors and fail to cure the default as set forth at (d) above, then the interest rate upon the remaining balance due shall automatically increase to Chemical Bank Prime Rate plus 2% per annum until the full balance due to the Class 5 creditors is paid in full. However, the Class 5 creditors shall not request the Court to declare the Plan to be in default, or take any other action concerning the default such as requesting the reinstatement of proceedings, appointment of a trustee or the like, until the 196th day after the default.
	Class 5 claims are impaired and will vote on the Plan.

	5.6	[omitted]

	5.7	Class 7 - Stockholders:  This class represents the equity
holders of Nuclear Support. Two-thirds (2/3's) of the shareholders of Nuclear Support must approve the proposed merger of Nuclear Support into a new Delaware subsidiary. To the extent this requisite shareholder approval is not obtained, the merger shall not take place. However, the other provisions of this Joint Plan, to the extent it is confirmed by the Bankruptcy Court, shall become operative. The stockholders will retain all voting and other rights of stock ownership. Each corporate charter will be amended as required by the Bankruptcy Code.

	This class is impaired and will vote on the Plan.

ARTICLE 6.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES


	6.1	Assumption of Certain Executory Contracts and Unexpired Leases.
Effective as of the Confirmation Date, all executory contracts and unexpired leases identified in the "Schedule of Executory Contracts and Unexpired Leases to be Assumed or Assumed and Assigned or Rejected by the Debtors," attached to this Joint Plan as Exhibit 3, shall be assumed or assumed and assigned or rejected in accordance with 365 of the Bankruptcy Code pursuant to other and separate orders of this Court either entered or to be entered pursuant to a separate motion previously filed with the Court. (Those contracts to be assumed by Numanco or assumed by Numanco and assigned to one of the other Debtors are also the subject of that Motion and are separately listed on Exhibit 3 to this Plan.)

	6.2	Rejection of Certain Executory Contracts and Unexpired Leases.
All contracts or unexpired leases of the Debtors (including executory contracts or unexpired leases previously assumed) have been or shall be the subject of separate orders entered or to be entered by the Court.
The effective date of any rejection shall be the date upon which the property was abandoned or returned to the lessor or as provided by agreement or in the various orders of the Court.

6.3	Claims Based on Rejection of Executory Contracts and Unexpired Leases.
All proofs of claim with respect to Claims arising from a Rejected
Agreement shall be filed with the Bankruptcy Court and served on counsel for the Debtors within thirty (30) days after either (i) the Confirmation Date (ii) or the date of rejection, whichever is later. Any claims not filed within such time shall be forever barred from assertion against the Debtors, their estates and property.

	6.4	Cure of Default Provisions.  To the extent payments are required to cure a default under an assumed or assumed and assigned executory contract or unexpired lease, the payment will be made in the ordinary course of business or as provided in other orders of the Court. To the extent there are any defaults in any executory contract or unexpired lease to be assumed by the Debtors pursuant to this Joint
Plan that require cure under 11 U.S.C. 365, other parties to the executory contract or unexpired lease must make a written demand on the Debtors for cure. Such demand shall state (i) the amount and/or nature of the claim, (ii) a brief description of the basis for any claimed amount due (referring to sections of the executory contract or unexpired lease giving rise to the payment obligations) and (iii) a detailed breakdown of how any sums claimed as due were calculated. If the parties cannot agree on the method to cure the default, if any, the Court shall retain jurisdiction to resolve the dispute and determine the cure amount, if any. Any claim for cure not made on or before the later of (i) thirty (30) days after the Confirmation Date or (ii) thirty
(30) days after the date of an Order approving assumption or assumption and assignment shall be deemed waived.

ARTICLE 7.

ACCEPTANCE OR REJECTION OF THE JOINT PLAN;
EFFECT OF REJECTION BY ONE OR MORE CLASSES


	7.1	Impaired Classes to Vote.  Except as otherwise required by
the Bankruptcy Code or the Bankruptcy Court, any holder of a Claim that is impaired under this Joint Plan is entitled to vote to accept or reject this Joint Plan if, as of the date of the confirmation hearing (i) its Claim has been Allowed, (ii) its Claim has been temporarily allowed for voting purposes only by order of the Bankruptcy Court pursuant to Bankruptcy Rule 3018 (in which case such Claim may be voted in such temporarily allowed amount), (iii) its Claim has been scheduled by the Debtors (but only if such Claim is not scheduled as disputed, contingent or unliquidated) and no objection to such Claim has been filed, or (iv) it has filed a proof of claim on or before the Bar Date (or such later date as the Bankruptcy Court may have established with respect to any particular Claim, but not later than the date of the order approving such Disclosure Statement), and such Claim is not a Disputed Claim. Notwithstanding the foregoing, a holder of a Disputed Claim which has not been temporarily allowed as provided above may nevertheless vote such Disputed Claim in an amount equal to the portion, if any, of such Claim shown as fixed, liquidated and undisputed in the Debtors' Schedules.

	7.2	Acceptance by Class of Creditors.  A class of Creditors shall have accepted the Joint Plan if the Joint Plan is accepted by at least two-thirds (2/3's) in amount and more than one-half in number of the Allowed Claims of such class that have accepted or rejected the Joint Plan. However, at least two-thirds (2/3's) of all eligible stockholders --
Class 7 -- must vote to approve those provisions of this Plan. The other provisions of Plan may be approved by two-thirds (2/3's) in amount and one-half (1/2) in number.

	7.3	Cramdown.  Inasmuch as one or more impaired classes of Creditors with Claims against and holders of Equity Interests in the Debtors' estates are deemed not to have accepted the Joint Plan is accordance with section 1129(a) of the Bankruptcy Code, and in the event that one or more other classes of impaired Claims does not accept or is deemed not to have accepted the Joint Plan, the Debtors request that the Bankruptcy Court confirm this Joint Plan in accordance with section
1129(b) of the Bankruptcy Code.

ARTICLE 8

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

	8.1	Filing of Objections to Claims.  After the Effective Date,
objections to Claims shall be prosecuted or made by the Reorganized Debtors or the Committee; objections to Claims shall be served upon each holder of each of the Claims to which objections are made and filed with the Bankruptcy Court as soon as practicable, but in no event later than 90 days subsequent to the Effective Date; provided, however, that such period may be extended by order of the Bankruptcy
Court for good cause shown.

	8.2	Settlement of Disputed Claims.  After the Effective Date, the
party filing an objection to claim, whether the Reorganized Debtors or the Committee, shall be authorized to settle and compromise any Disputed Claim without obtaining Bankruptcy Court approval.

	8.3	Payment or Distribution Upon Resolution of Disputed Claims.
No payments or distributions shall be made with respect to any portion of a Disputed Claim unless and until all objections to such Disputed
Claim have been determined by a Final Order of the Bankruptcy Court, or until such Disputed Claim is settled and compromised after the Effective Date. Payments and distributions to each holder of a Disputed Claim to the extent that it ultimately becomes an Allowed Claim shall be made in accordance with the provisions of the Plan with respect to the class of Claims to which such Allowed Claim belongs.
A Disputed Claim which is estimated for purposes of allowance and distribution pursuant to section 501(c) of the Bankruptcy Code and which is estimated and Allowed at a fixed amount by Final Order of the Bankruptcy Court shall thereupon be an Allowed Claim for all purposes in the amount so estimated and Allowed.

ARTICLE 9.

PROVISIONS COVERING DISTRIBUTIONS AND PAYMENTS

	9.1	Making of Distributions and Payments.  The Distribution
Agent(s) shall make the payments and distributions expressly required to be made pursuant to the terms of this Joint Plan.
To the extent that any Distribution Agent charges are incurred, the Debtors shall be responsible for this payment unless other specific provisions provide for such payment.

	9.2	Delivery of Distributions; Unclaimed Property

	(a)	Distributions and deliveries to holders of Allowed Claims
shall be made at the addresses set forth on the proofs of claim filed by such holders (or at the last known addresses of such holders if no proof of claim is filed or if the Debtors have been notified of a change of address). If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until Distribution Agent is notified in writing of such holder's then current address, at which time all missed distributions shall be made to such holder without interest (except to the extent that such missed ditributions have become unclaimed property).
All claims for undeliverable distributions shall be made on or before the thrid (3rd) anniversary of the applicable Distribution Date, and after such date, such undeliverable distributions shall be unclaimed property. All unclaimed property attributable to any Claim shall revert to Distribution Agent and the claim of any holder with respect to such property shall be discharged and forever barred and shall no longer be deemed an Allowed Claim.


	(b)	Checks issued by Distribution Agents in respect of Allowed
Claims shall be null and void if not cashed within ninety (90) days of the date of issuance thereof. Requests for reissuance of any check shall be made directly to Distribution Agents by the holder of the Allowed Claim with respect to which such check was originally issued.
Any funds in respect of such a voided check shall be deemed an undeliverable or unclaimed distribution and shall be treated as provided in subsection (a) of this Section 9.2. To the extent any Distribution Agent charges are incurred, the Debtors shall pay those charges unless other express provision is made.

	9.3	Method of Payment.  Payments of Cash required to be made
pursuant to this Joint Plan shall be made by check drawn on a domestic bank or by wire transfer from a domestic bank at the election of the Persons making such payment.

	9.4	Payment Dues.  Whenever any payment or distribution to be
made under this Joint Plan shall be due on a day other than a Business Day, such payment or distribution shall instead by made, without interest, on the immediately following Business Day.

	9.5	Henze Pension Plans.  Henze sponsors two defined pension
benefit plans for certain of its employees (the Pension Plans).
These Pension Plans are covered by Title IV of the Employee
Retirement Income Security Act of 1974, as amended (ERISA),
29 U.S.C. 1301-1461. As members of a controlled group pursuant to 29 U.S.C.1301 (a)(14), the Debtors are jointly and severally liable to the Plans for unpaid minimum funding contributions and to the PBGC for any under funding and unpaid premiums.
29 U.S.C. 1362,1367. If the Pension Plans are not assumed by the purchaser of Henze or terminated prior to confirmation of the Plan, the Debtors will continue to comply with all funding requirements of ERISA and the Internal Revenue Code. If the Debtors terminate the Pension Plans, the Debtors will satisfy any under funding so that the Plans may be terminated in a standard termination pursuant to 29 U.S.C.1341 (b). The ERISA liabilities of the various Debtors shall not be affected in any way by the reorganization or this Plan, and the Debtors shall not be discharged of any ERISA liability pursuant to this Plan or any other order confirming the Plan.

ARTICLE 10.

MISCELLANEOUS PROVISIONS

	10.1	Setoffs.  The Debtors may setoff or recoup against any
Claim and the payments or other distributions to be made pursuant to this Plan in respect of such Claim, any claims of any nature whatsoever that the Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by Debtors of any such claim that Debtors may have against such holder.


	10.2	Satisfaction of Subordination Rights.

	(a)	Any Claim asserted by a Person who is an "insider", as insider is defined by section 101(31) of the Bankruptcy Code, shall be subordinated to all other Claims; provided, however, this provision shall not apply to Administrative Claims.

	(b)	All other Claims against Debtors and all rights and Claims
between or among holders of Claims relating in any manner whatsoever to Claims against Debtors, based upon any claimed subordination rights arising by contract or otherwise which could have been asserted by virtue of the institution or pendency of this Chapter 11 Case or under the Plan, shall be deemed satisfied by the distributions under this Plan to holders of Allowed Claims having such subordination right, and such right to assert such subordination rights in regard to this Chapter 11 Case shall be deemed waived and released as of the Effective Date.

	(c)	The distributions to the various classes of Allowed Claims
hereunder shall not be subject to levy, garnishment, attachment or like legal process by any holder of a Claim by reason of any subordination right so that each holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in this Plan. Notwithstanding the foregoing, any Person holding subordination rights arising by contract shall retain such contractual subordination rights as to any act, occurrence or event after the Effective Date.

	10.3	Exculpation.  Neither Debtors nor any of their respective
current or former representatives (including professionals), shall have or incur any liability to a holder of a Claim for any act or omission in connection with or by virtue of being a proponent or supporter of, or in connection with or arising out of the preparation, negotiation, submission, confirmation, consummation and administration of, this Plan, or in connection with the filing, prosecution and administration of this Chapter 11 Case, except for willful misconduct or gross negligence, and in all respects shall be entitled to rely upon the advice of their professional advisors with respect to their duties under the Plan.

	10.4	Modification of the Plan.  Modifications of this Plan may
be proposed in writing by the Debtors at any time before the conclusion of the Confirmation Hearing, provided that this Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Debtors shall have complied with section
1125 of the Bankruptcy Code. This Plan may be modified at any time after Confirmation by Debtors and before its substantial consummation, provided that this Plan, as modified, meets the requirments of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such modification. A holder of a Claim that has accepted or rejected this Plan shall be deemed to have accepted or rejected, as the case may be, such Plan as modified, unless, within the time fixed by the Bankruptcy Court, such holder changes its previous acceptance or rejection.

	10.5	Revocation of Plan
The Debtors reserve the right to revoke and withdraw this Plan prior to entry of the Confirmation Order. If the Debtors revoke or withdraw this Plan, or if confirmation of this Plan does not occur, then this Plan shall be deemed null and void.

	10.6	Classes Entitled to Vote.  Each impaired class of Claims
shall be entitled to vote separately to accept or reject this Plan.
No unimpaired class of Claims shall be entitled to vote to accept or reject this Plan.

	10.7	Post-Confirmation Fees of Professionals


	(a)	To the extent any professionals claim they are due payment
from the Debtors for fee and expenses occurring after the Confirmation Date, such Professional shall submit said fees and expenses to the Debtors within sixty (60) days of the Confirmation Date. To the extent the Debtors agree such fees and expenses are due and payable, they shall be paid in the ordinary course of the Debtors' business. To the extent a dispute arises as to said fees and expenses, such dispute shall be resolved by the Bankruptcy Court if the professional or the Debtor cannot resolve is between themselves.

	(b)	The Debtors may employ Professionals, and compensate them,
in the ordinary course of business, after the Confirmation Date without Bankruptcy Court approval.

	10.8	Revesting of Assets: No Further Supervision
On Effective Date, the Assets (including without limitation, all rights of the Debtors to recover property under sections 542, 543, 550 and 553 of the Bankruptcy Code, and all avoiding powers under sections 552(f), 522(h), 544, 545, 547, 548, or 549 of the Bankruptcy
Code and all proceeds thereof) shall revest in Debtors, free and clear of all Claims, but subject to the obligations of Debtors as specifically set forth in this Plan. The Plan does not contain any restrictions or prohibitions on the conduct of the business of Debtors. Debtors may use, operate and deal with their assets, and may conduct and change their businesses, without any supervision by the Bankruptcy Court or the office of the United States Trustee, and free of any restrictions imposed on the Debtors by the Bankruptcy Code or by the Bankruptcy Court during the Chapter 11 Case.

	10.9	Modification of Payment Terms.  Debtors reserve the right
to modify the treatment of any Allowed Claim in any manner adverse only to the holder of such Claim at any time after the Effective
Date upon the consent of the Creditor whose Allowed Claim treatment is being adversely affected.

	10.10	Discharge of Debtors.  The consideration distributed
under this Plan shall be in exchange for and in complete satisfaction, discharge, release, and terminated of, all Claims of any nature whatsoever against Debtors including specifically Numanco or any of their assets or properties; and except as otherwise provided herein, upon the Effective Date Debtors and their assets including policies of insurance shall be deemed discharged and released pursuant to section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including but not limited to demands and liabilities that arose before the Effective Date, all debts of the kind specified in section 501(g), 502(h) or 502(i) of the
Bankruptcy Code, whether or not (a) a proof of claim based
upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code; or (c) the holder of a
Claim based upon such debt has accepted this Plan. The Confirmation Order shall be a judicial determination of discharge and termination of all liabilities of and all Claims against Debtors, except as otherwise specifically provided in the Plan.
On the Effective Date, as to every discharged debt or Claim, the Creditor that held such debt or Claim shall be permanently enjoined and precluded from asserting against Debtors, or against their assets or properties or any transferee thereof, any other or further Claim based upon any document, instrument or act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, except as expressly set forth in this Plan. In the event that, after the Effective Date any Person asserts, against Debtors, any right to payment or equitable remedy for breach of performance which gives rise to a right of payment, which right was not asserted prior to the Effective Date but is based on any act, fact, event, occurrence, or omission, by or relating to Debtors as Debtors existed before the Effective Date, and in the further event that such right is determined by a court of competent
jurisdiction not to have been discharged pursuant to the provision of Bankruptcy Code Section 1141 and this Plan, and that such right may be asserted against Debtors in such circumstances, the holder ave received if such right had been asserted against Debtors before the Effective Date and only to the extent such right would have been allowed or allowable as a Claim. Nothing in thus section shall have the effect of excepting from discharge any Claim which is or would be discharged pursuant to Bankruptcy Code section 1141 or this Plan.
If Henze is liquidated under this Plan, Henzes discharge will be
limited by operation of law.	The Debtors shall also not be discharged
or released from claims brought by Nuvest, L.L.C., or its successors or assigns, arising under the Agreement for Purchase and Sale of Common Stock of NSS Numanco, Inc., the Order approving that sale, or any other written agreement in connection with that sale to Nuvest, L.L.C., and any such claims shall not be terminated by the Confirmation Order. The Bankruptcy Court will retain jurisdiction over any dispute concerning the sale of Numanco.

	10.11	Filing of Additional Documents.  On or before the Effective
Date, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan and the other agreements referred to herein.

	10.12	Compliance with Tax Requirements.  In connection with this
Plan, the Debtors shall comply with all withholding and reporting requirements imposed by federal, state, local and foreign taxing authorities, and all distributions hereunder shall be subject to such withholding and reporting requirements.

	10.13	Pre-Petition Litigation.  All Pre-Petition litigation in
which the Debtors were defendants is stayed following confirmation. Pre-Petition claims will either be paid under the Plan or the parties may elect to request the Court to release the stay so as to proceed in an appropriate forum. Where the Debtors were the original plaintiffs, any stay will terminate at the Confirmation Date.

	10.14	Section Headings.  The section headings contained in this
Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

	10.15	Post-Confirmation Committee.  The Creditors' Committee
will continue post-confirmation and will be primarily responsible for the disbursement of payments to the members of Classes 4 and 5.
It may continue to employ professionals post-confirmation; the fees and expenses of those professional shall be paid only after Court approval.

	10.16	 No Third Party Beneficiaries.  No indemnification or
assumption of liability undertaken pursuant to the sale of any of the Debtors or their assets, including Numanco and Henze, shall create any pre- or post-Petition or pre- or post-Confirmation third party right or rights; no third party shall be a beneficiary or such indemnification or assumption.

ARTICLE 11

MEANS FOR IMPLEMENTATION AND
CONSUMMATION OF THE JOINT PLAN

	11.1	Liquidation of Subsidiaries.  Prior to or as a part of the
confirmation process, the Debtors intend to liquidate all or almost all of the assets of Henze and sell the stock and assets of Numanco (except for those Numanco operations transferred to IceSolv). The
Debtors have filed a motion to sell all of the stock and assets of Numanco free of lien and intend to sell the assets of Henze free of liens and other encumbrances. The proceeds will be applied to the Banks'debt. Until the Banks' fully secured claims are paid in full, their liens will attach to the Henze and Numanco assets and proceeds, except to the extent released by agreement or by the orders of the Court. The Debtors will pay all pre- and post-petition obligations of Numanco and Henze under this Plan, including unsecured claims.
The Debtors will retain all uncollected receivables as of the closing date of each sale.

	Until their loans are repaid, the liens of the Banks will attach to these proceeds.

	11.2	Liquidation of Other Assets.  The Debtors will market
excess real estate and will sell any such property free of lien.
Prior to the Effective Date, the Banks' liens will attach to any proceeds.

	11.3	Merger and Post-Confirmation Organization of Debtors.  The
Debtors will be reorganized under the Plan.  Nuclear Support will be merged with a newly chartered Delaware subsidiary, and that
Company will survive and will own all of the stock of the surviving subsidiaries other than Numanco and will continue as a publicly traded
holding company.   It will open offices in the State of  Delaware.
	Two operating subsidiaries will remain: Cannon-Sline, which will become one company by merger of Sline into Cannon, with the surviving corporation to continue as a Pennsylvania corporation. IceSolv will be the other surviving subsidiary. Numanco is now owned by another entity and will continue in business but will not in any way be a part of the business operations of Nuclear Support.
Because stockholder approval of the merger of Nuclear Support and the new Delaware subsidiary is required, this process has been made a part of the Plan and stockholders must vote on the Plan and the merger. At least two-thirds of the eligible stockholders must vote to approve the merger. If sufficient votes are not received, the merger provisions will be stricken.

	11.4	Post-Confirmation Management.  After confirmation, Mr. Ralph
Trallo and Mr. Michael Olson will remain as CEO and CFO of both the re-named Nuclear Support and the restructured subsidiaries Cannon and Sline. In addition, the Boards will include all pre-petition board members. Nothing in the Plan will affect the ability of shareholders to elect Board members and nothing will affect the
Board's control over officers.
	11.5	Post-Confirmation Financing
In order to finance business operations post-confirmation, Debtors have procured a commitment for post-confirmation financing from the Bank of New York; this commitment has been received but the lending transaction will not have closed as of the Confirmation Date.
This financing will be secured by all or almost all of the Reorganized Debtors assets and will be used in part to pay the claims of the Banks and in part to provided post-confirmation working capital.

	11.6 {omitted]

	11.7	Charter and By-Laws.  The Charter and By-Laws of the
respective Debtors will be amended as necessary to satisfy the provisions of this Joint Plan and section 1123(a)(6) of the Bankruptcy Code.

	11.8	Dedication of Assets.  The collective assets of the Debtors
reorganized pursuant to this Joint Plan shall be dedicated to making the distributions and payments required herein. The successor to Nuclear Support shall be the company responsible for making the distributions and payments required herein to creditors or to the Committee as Disbursing Agent or into the Future Claims Trust.
Each surviving Reorganized Debtor shall be responsible for the payment of costs and expenses incurred by it in the ordinary course of operating its business. Excess cash (cash after payment of operating expenses) shall be made available for payments and distributions required pursuant to this Joint Plan. Further, the stock certificate of Henze and two subsidiaries previously dissolved in separate chapter 7 bankruptcy proceedings will be destroyed.

	11.9 Releases of Liens: Upon payment of any claim, whether secured or unsecured, whether priority or other, and whether held by the Banks or some other person or entity, the holder shall immediately cause any liens to be released and shall prepare and execute any appropriate document reflecting payment and the release of liens.

ARTICLE 12.

PROVISIONS FOR EXECUTION AND SUPERVISION OF THE PLAN

	12.1	Retention of Jurisdiction.  From and after the Effective Date, the Bankruptcy Court shall retain and have original but not exclusive jurisdiction over these Chapter 11 Cases for the following purposes:
	(a)	to determine any and all objections to the allowance of Claims including Claims against  Numanco;
	(b)	to determine any and all applications for the determination of any priority of any Claim including Claims arising from any event that occurred prior to the Petition Date or from the Petition Date through the Effective Date and for payment of any alleged Administrative Claim,
Priority Tax Claim, or other Priority Claim;
	(c)	to determine any and all applications, motions, adversary
proceedings and contested or litigated matters that may be pending on the Effective Date;
	(d)	to determine all controversies, suits and disputes that may
arise in connection with the interpretation, enforcement or consummation of this Plan or in connection with the obligations of the Debtors under this Plan, or in connection with the performance by the Disbursing Agent of its duties hereunder, and to enter such orders as may be necessary or appropriate to implement any distributions to holders of Allowed
Claims;
	(e)	to consider any modification, remedy any defect or omission, or reconcile any inconsistency in this Plan or any order of the Bankruptcy
Court, including the Confirmation Order, all to the extent authorized by the Bankruptcy Code;
	(f)	to issue such orders in aid of execution of this Plan to the extent authorized by section 1142 of the Bankruptcy Code;
	(g)	to determine such other matters as may be set forth in the
Confirmation Order or as may arise in connection with this Plan or the Confirmation Order;
	(h)	to hear and determine any claim or controversy of any nature arising from or in connection with any agreement made a part of this
Plan; and to enter such orders as may be appropriate to enforce, modify, interpret or effectuate such agreements;
	(i)	to determine any suit or proceeding brought by Debtors on
behalf of the Debtors' estate to recover property under section 542,
543 or 553 of the Bankruptcy Code or to avoid any transfer or obligation under section 522(f), 522(h), 544, 545, 547, 548 or 549 of the Bankruptcy Code;
	(j)	to estimate Claims pursuant to section 502(c) of the Bankruptcy Code;
	(k)	to hear and determine any dispute or controversy relating to any Allowed Claim or any Claim alleged or asserted by any Person to be an Allowed Claim.
	(l)	to determine any and all applications for allowances of
compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy
Code or this Plan;
	(m)	to administer and enforce the injunctions contained in this Plan, and any related injunction or decree contained in the Confirmation Order;

	12.2	Implementation.  The Debtors shall be authorized to take
all necessary and appropriate steps, and perform all necessary or appropriate acts, to consummate the terms and conditions of the Plan.

DATED: 4/15/96

SUBMITTED:

Ralph A. Trallo
President
Nuclear Support Services, Inc.
and Subsidiaries and as agent for Numanco

Of Counsel:

R. Glen Ayers, Jr.
Vinson & Elkins
1455 Pennsylvania Avenue, N.W.
Suite 700
Washington, D.C.  20004
(202)639-6757